SEVERANCE AND RELEASE AGREEMENT

          This Severance and Release Agreement (this "Agreement") is made as of this 5th day of January, 2007, by and between Intersections Inc. (the "Corporation") and Kenneth D. Schwarz (the "Executive").

W I T N E S S E T H:

          WHEREAS, the Executive has been employed by the Corporation pursuant to an Employment Agreement between the parties dated January 30, 2004 (the "Employment Agreement"); and

          WHEREAS, the employment relationship created under the Employment Agreement or otherwise has been terminated, and the parties wish with this Agreement, among other things, to provide for certain severance and related benefits to the Executive in connection with such termination, and to provide for a release of the Corporation by the Executive of any claims arising out of such termination as required by the Employment Agreement, all as more particularly set forth herein.

          NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.        Termination. The Executive's employment by the Corporation has been terminated, effective January 3, 2007. Further, effective January 3, 2007, the Executive hereby resigns as a Director of Chartered Marketing Services, Inc., and resigns from each and every other position he held as of that date as an officer or director of any subsidiary of the Corporation. The Executive shall execute any further instruments as the Corporation determines are necessary to confirm, acknowledge or effect the foregoing termination and resignations.

         2.        Payments.

                    (a)        The Corporation shall pay to the Executive, net of any amounts that may be withheld pursuant to Section 9(c) of the Employment Agreement, a lump sum severance benefit in the amount of $737,307.64. The severance payment shall be paid on the date that is one hundred and eighty one days following the termination of the Executive's employment as set forth in Section 1 of this Agreement above.

                    (b)        The Corporation shall pay to the Executive, net of any amounts that may be withheld pursuant to Section 9(c) of the Employment Agreement, an amount equal to $21,922.96 in full satisfaction of any obligation to compensate the Executive for paid time off or other leave. This payment shall be made on the date that is five (5) business days after the last date on which the Executive may revoke this Agreement as set forth in Section 6(d) below.

                    (c)        The Corporation shall pay to the Executive, net of any amounts that may be withheld pursuant to Section 9(c) of the Employment Agreement, an amount equal to $152,880.00 in full satisfaction of any obligation to compensate the Executive under any Bonus Plan (as defined in the Employment Agreement) or make any other bonus payment. This payment shall be made on the date that is five (5) business days after the last date on which the Executive may revoke this Agreement as set forth in Section 6(d) below.

         3.        Confidential and Proprietary Information; Work Product; Warranty; Non-Competition; Non Solicitation. Section 7(d) (Non-Competition; Non Solicitation) of the Employment Agreement is amended to delete the number "18" in each case where it appears and replace it with the number "30". Further, the Executive acknowledges and agrees that, as used in Section 7 of the Employment Agreement (Confidential and Proprietary Information; Work Product; Warranty; Non-Competition; Non Solicitation), the term "Corporation" expressly includes Intersections Inc., or any subsidiary of Intersections Inc., or both.

         4.        Medical Benefits. The Corporation shall comply fully with its obligations under Section 6(g) of the Employment Agreement with respect to medical benefit continuation.

         5.        General Release.

                    (a)        The Executive hereby releases and discharges the Corporation, its subsidiaries and affiliated companies, and any of their directors, officers, agents or employees, in their individual or representative capacities, as well as any successor to any of the foregoing (each, a "Released Party" and collectively, the "Released Parties"), from all claims, liabilities, demands, obligations and causes of action fixed or contingent, which the Executive may have or claim to have against the Corporation or any other Released Party arising from his employment, or as a result of the termination of such employment up to the date of execution of this Agreement, or otherwise. This release includes but is not limited to any claim relating in any way to such employment or the cessation of such employment with the Corporation, including claims under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act, or any other federal, state or municipal statute, law or regulation, and claims under state common law. This is understood to be a General Release.

                    (b)        The Executive agrees that the terms and existence of this Agreement, including without limitation this Section 5, are strictly confidential and expressly covenants not to disclose, publicize, write about, divulge or discuss the terms or existence of this Agreement, with any person or entity whatsoever, other than his attorneys in this matter, accountants and financial advisors or as required by the government.

                    (c)        The Executive understands that he has the right to consult an attorney before signing this Agreement.

                    (d)        The Executive acknowledges that the waiver and release of certain claims for age discrimination, including claims under the ADEA, are governed by provisions of the Older Workers Benefit Protection Act ("OWBPA"). Executive acknowledges that he first received this Agreement for review on the second day of January, 2007 ("Issue Date"). Executive further acknowledges that he is entitled to not less than twenty-one (21) days from the Issue Date in which to consider this Agreement before signing it, unless he waives that time period. Executive understands that his signature on this Agreement prior to the expiration of twenty-one (21) days constitutes an irrevocable waiver of said period under the OWBPA. Executive further recognizes, acknowledges, and agrees that he may revoke this Agreement within seven (7) days after his execution of this Agreement, in which case neither party shall have any obligations hereunder. Executive understand that any such revocation must be in writing and delivered by hand to Neal Dittersdorf, the Chief Legal Officer of the Corporation, before 5:00 p.m. on the seventh (7th) day after his execution of this Agreement. No provision of this Agreement should be construed or interpreted to preclude or in any way limit or restrict the Executive's right to initiate an action against the Company under the OWBPA or ADEA challenging the waiver and release of claims under the ADEA contained in this Agreement on the grounds that they were not knowing and voluntary. To the extent that any provision of this Agreement is determined to be in violation of the OWBPA or ADEA, it should be severed from the Agreement or modified to comply with the OWBPA or ADEA, without affecting the validity or enforceability of any of the other terms or provisions of this Agreement.

         6.        Miscellaneous.

                    (a)        Waiver; Amendment. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times. This Agreement may be amended or modified only by a writing signed by both parties hereto.

                    (b)        Integrated Agreement. Except for Sections 7 and 8 of the Employment Agreement, which shall survive the termination of the Executive's employment by the Corporation and the execution of this Agreement and shall continue in full force and effect in accordance with its terms, this Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior agreements, understandings, memoranda, term sheets, conversations and negotiations relating in any respect to the employment of the Executive by the Corporation or any of its subsidiaries or affiliated companies, during any period prior to or after the date hereof, including without limitation the Employment Agreement (excluding Sections 7 and 8 thereof).

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

INTERSECTIONS INC.

By: __________________________ Name: Position:	__________________________ Kenneth D. Schwarz_